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EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3, No. 333-17592) and related Prospectus of Omnicell, Inc. for the registration of up to $100,000,000 aggregate offering price of shares of its common stock, preferred stock, or debt securities and warrants to purchase common stock, preferred stock, or debt securities and to the incorporation by reference therein of our report dated January 23, 2004, with respect to the consolidated financial statements and schedule of Omnicell, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/  ERNST & YOUNG LLP

Palo Alto, California
November 22, 2004

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  EXHIBIT 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS